SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2007
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
Contribution Agreement with RXi Pharmaceuticals Corporation
     On January 8, 2007, CytRx Corporation (“CytRx”) entered into a Contribution Agreement with RXi Pharmaceuticals Corporation (“RXi”) under which CytRx assigned and contributed to RXi CytRx’s RNA interference (“RNAi”) assets and related obligations in exchange for shares of RXi common stock. RXi, a Delaware corporation, is co-owned by CytRx with several leading RNAi researchers, including 2006 Nobel Laureate Craig C. Mello. As a result of the contribution, CytRx now owns 85% of RXi’s outstanding shares.
     The assets contributed by CytRx consist primarily of several licenses, including non-exclusive licenses to early fundamental RNAi technologies from the University of Massachusetts Medical School (“UMMS”) and the Carnegie Institution of Washington, as well as equipment and other tangible assets from CytRx’s Worcester, Massachusetts laboratory. The licensed technologies include pending patents on RNAi target sequences, chemical modifications and delivery to cells, and field-specific licenses to a seminal patent application on chemical modification of RNAi filed in 1992 by UMMS and invented by Tariq M. Rana and to the “Tuschl I” patent. The licensed technologies also include exclusive licenses to patent applications that disclose gene targets for diabetes and obesity, including RIP140, which has been shown to be a master regulatory gene for metabolism in fat cells. For its part, RXi assumed CytRx’s related obligations under the contributed licenses and other assets.
     RXi intends to build on CytRx’s RNAi therapeutics programs for the treatment of human diseases, initially focusing on neurodegenerative disease, oncology, type 2 diabetes and obesity. Apart from the transactions under the Contribution Agreement, RXi has engaged in no significant business activities and, as of the date of the Contribution Agreement, had no significant assets or liabilities other than those contributed by CytRx.
     Pending consent from their respective research institutions, RXi’s scientific advisory board will include the following four leading scientists in the RNAi field:
•	Craig C. Mello, Ph.D. received the 2006 Nobel Prize in Physiology or Medicine for his co-discovery of RNAi. He is the Blais University Chair in Molecular Medicine at the UMMS, a Howard Hughes Medical Institute Investigator and a member of the National Academy of Sciences. His RNAi findings were recognized as the 2002 “Breakthrough of the Year” by Science magazine.

•	Gregory J. Hannon, Ph.D. is a Howard Hughes Medical Institute Investigator at Cold Spring Harbor Laboratory. His laboratory is credited with discovering the mechanism of RNAi in human cells (RISC/siRNA) as well as discovering short hairpin RNAi (shRNAi). Dr. Hannon is also a leading expert on oncogene pathways and was formerly on the Scientific Advisory Board of Alnylam Pharmaceuticals.

•	Tariq Rana, Ph.D. is Professor of Biochemistry and Molecular Pharmacology and Founding Director of the Program in Chemical Biology at UMMS, and has previously advised a number of biotechnology companies including Sirna Therapeutics, where he served as a member of their Scientific Advisory Board. Dr. Rana discovered key technology for the chemical stabilization of RNAi and has obtained RNAi activity in animals by local and systemic delivery.

•	Michael P. Czech, Ph.D. is Professor and Chair of the Program in Molecular Medicine at UMMS. He has authored more than 250 papers in the field of insulin action, and was awarded the American Diabetes Association’s Banting Medal for Scientific Achievement in 2000 as well as the ADA’s Albert Renold Award in 2004. He has used RNAi to discover a number of genes involved in diabetes and obesity.
     The officers of RXi will include Tod Woolf, Ph.D, who serves as Chief Executive Officer of RXi, and James Warren, who serves as Chief Financial Officer. Dr. Woolf has 20 years of experience developing and commercializing innovative biomedical technologies, and is a recognized leader in RNA therapeutics. Mr. Warren has more than 30 years of experience in financial and general management in rapidly evolving technology-based companies. Both Mr. Woolf and Mr. Warren have recently been serving as consultants to CytRx in connection with the formation of RXi.
     Also on January 8, 2006, CytRx and RXi entered into a letter agreement under which RXi agrees to reimburse CytRx for organizational and operational expenses incurred by CytRx in connection with the formation and initial operations of RXi, and to bear or reimburse CytRx for an allocable share of any investment banking fees, placement agent fees and other offering expenses incurred by CytRx in connection with any RXi fundraising activities.
ITEM 7.01 Regulation FD Disclosure
     A copy of the CytRx press release on January 9, 2007 regarding the Contribution Agreement is attached hereto as Exhibit 99.1. The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
ITEM 9.01 Financial Statements and Exhibits
(c)	Exhibits.
     There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
President and Chief Executive Officer

Dated: January 9, 2007

Index to Exhibits

Exhibit No.	Description
99.1	Press Release issued by CytRx Corporation on January 9, 2007.

Index – Page 1